As filed with the Securities and Exchange Commission on November 15, 2013

Registration No. 333-191002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3/A
(Amendment No. 1)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Spherix Incorporated
(Exact name of registrant as specified in its charter)

Delaware	52-0849320
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7927 Jones Branch Drive, Suite 3125
Tysons Corner, VA 22102

(703) 992-9260
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Anthony Hayes
Chief Executive Officer
Spherix Incorporated
7927 Jones Branch Drive, Suite 3125
Tysons Corner, VA 22102
(703) 992-9260
(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Tara Guarneri-Ferrara Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725	James E. Baker, Jr. Baxter, Baker, Sidle, Conn & Jones, P.A. 120 E. Baltimore Street, Suite 2100 Baltimore, MD 21202 Telephone: (410) 385-8122 Facsimile: (410) 230-3801

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ] (do not check if smaller reporting company)	Smaller reporting company [X]

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share	176,991 shares	$11.90 (2)	$2,106,193 (2)	$287.28
Common Stock, $0.0001 par value per share	725,063 shares	$7.38 (3)	5,350,965(3)	689.21
Common Stock, $0.0001 par value per share (4)	1,400,560 shares	$7.38 (3)	10,336,133(3)	1,331.29

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices reported on the NASDAQ Stock Market on August 30, 2013.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices reported on the NASDAQ Stock Market on November 14, 2013.

(4)	Represents shares of common stock underlying the Company’s Series D Convertible Preferred Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November ___, 2013

PROSPECTUS

SPHERIX INCORPORATED

2,302,614 Shares of Common Stock

    This prospectus relates to the disposition from time to time of up to 2,302,614 shares of our common stock, including 1,400,560 shares of common stock issuable upon conversion of outstanding shares of Series D Convertible Preferred Stock , each of which is convertible into shares of common stock on a one-for-ten basis, which are held by the selling stockholders named in this prospectus.   One selling stockholder acquired the common stock from us in connection with our acquisition of a patent portfolio from the selling stockholder on July 24, 2013 and the balance of the selling stockholders acquired shares of common stock and Series D Convertible Preferred Stock in connection with our acquisition of North South Holdings, Inc. (“North South”) in exchange for securities of North South held by them.    We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 16. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is traded on The NASDAQ Capital Market under the symbol “SPEX.” On November 14, 2013 , the last reported sale price of our common stock was $7.38 per share.

An investment in our common stock involves a high degree of risk.  See “Risk Factors” on page 2 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2013.

-i-

OUR BUSINESS

Spherix Incorporated (“we” or the “Company”) is an intellectual property company that owns patented and unpatented intellectual property.  We were formed in 1967 as a scientific research company and for much of our history pursued drug development including through Phase III clinical studies which were discontinued in 2012.  Through our acquisition of seven patents from Rockstar Consortium US, LP (“Rockstar”) and acquisition of several hundred patents issued to Harris Corporation as a result of our acquisition of North South, we have expanded our activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Our activities generally include the acquisition and development of patents through internal or external research and development.  In addition, we seek to acquire existing rights to intellectual property through the acquisition of already issued patents and pending patent applications, both in the United States and abroad.  We may alone, or in conjunction with others, develop products and processes associated with our intellectual property and license our intellectual property to others seeking to develop products or processes or whose products or processes infringe our intellectual property rights through legal processes.  Using our patented technologies, we employ strategies seeking to permit us to derive value from licensing, commercialization, settlement and litigation from our patents.  We will continue to seek to obtain patents from inventors and patent owners to monetize patent portfolios.

On April 2, 2013 we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with our wholly-owned subsidiary, Nuta Technology Corp., a Virginia corporation (“Nuta”), North South and the shareholders of North South.  Upon consummation of the transactions contemplated by the Merger Agreement, North South will be merged with and into Nuta, with Nuta surviving the Merger as the surviving corporation (the “Merger”) and Nuta will be the owner or assignee of certain patents, licenses and applications currently owned by North South. On August 30, 2013, we entered into an amendment to the Merger Agreement to amend, among other things, the terms of the merger consideration.   On September 10, 2013, we consummated the Merger and acquired North South’s intellectual property.  In connection with the closing of the Merger, we issued 1,203,153 shares of our common stock and 1,379,685 shares of our Series D Convertible Preferred Stock, which is convertible into shares of common stock on a one-for-ten basis, to the former shareholders of North South.  An aggregate of 725,063 shares of common stock and 1,400,560 shares of common stock underlying 140,056 shares of Series D Convertible Preferred Stock issued to the former shareholders of North South, are being registered pursuant to this prospectus .

North South owns a patent portfolio consisting of 222 U.S. patents in the fields of wireless communications, satellite, solar and radio frequency, as well as 2 U.S. patents in pharmaceutical technology and is engaged in the development and monetization of intellectual property assets through the commercialization and development of such assets. North South acquires and develops patents through internal and/or external research and development and acquires issued U.S. and foreign patents and pending patent applications. Additionally, North South licenses its patents to companies seeking to develop products and processes that embody North South’s patented invention or to companies whose products and processes infringe North South’s intellectual property. North South has commenced monetization and commercialization efforts by filing patent infringement litigation against T-Mobile USA on geo-location technology owned by North South, as well as two lawsuits on pharmaceutical distribution.

On July 24, 2013, we closed on the acquisition of a group of patents in the mobile communication sector from Rockstar in which we paid to Rockstar certain consideration, including 176,991 shares of common stock, which are being registered pursuant to this prospectus.

Corporate Information

        We were incorporated in Delaware in 1967.  Our principal executive office is located at 7927 Jones Branch Drive, Suite 3125, Tysons Corner, VA, 22102. Our telephone number is (707) 992-9260 and our website address is www.spherix.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus of this prospectus.

RISK FACTORS

             You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference into this prospectus, including our financial statements and related notes.

Risks Related to Our Business

We have expanded the focus of our business to commercializing, developing and monetizing intellectual property, including through licensing and enforcement. We may not be able to successfully monetize the patents which we acquire and thus may fail to realize all of the anticipated benefits of such acquisition.

There is no assurance that we will be able to successfully commercialize, acquire, develop or monetize the patent portfolios that we acquire from North South and Rockstar. The acquisition of the patents could fail to produce anticipated benefits, or could have other adverse effects that we do not currently foresee. Failure to successfully monetize these patent assets may have a material adverse effect on our business, financial condition and results of operations.

In addition, the acquisition of the patent portfolios is subject to a number of risks, including, but not limited to the following:

●  There is a significant time lag between acquiring a patent portfolio and recognizing revenue from those patent assets. During that time lag, material costs are likely to be incurred that would have a negative effect on our results of operations, cash flows and financial position; and

●  The integration of a patent portfolio will be a time consuming and expensive process that may disrupt our operations. If our integration efforts are not successful, our results of operations could be harmed. In addition, we may not achieve anticipated synergies or other benefits from such acquisition.

      Therefore, there is no assurance that the monetization of the patent portfolios we acquire will generate enough revenue to recoup our investment.

Our operating history makes it difficult to evaluate our current business and future prospects.

We have, prior to engaging in the patent monetization sector, been involved in businesses primarily involving research and development in furtherance of drug and pharmaceutical products and processes, including nutritional supplements and related services.  Prior to the acquisition of our patent assets, our business consisted entirely of our biotechnology research and development unit. We have no operating history in executing our additional new business which includes, among other things, creating, commercializing, prosecuting, licensing, litigating or otherwise monetizing patent assets. Our lack of operating history in this sector makes it difficult to evaluate our additional new business model and future prospects.

We will be initially reliant exclusively on the patent assets we acquire from North South and Rockstar. If we are unable to commercialize, license or otherwise monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that our business will fail.

We have recently acquired a patent portfolio from Rockstar and North South that we plan to commercialize, license or monetize. If our efforts to generate revenue from such assets fail, we will have incurred significant losses and may be unable to acquire additional assets. If this occurs, our business will likely fail.

In connection with our new line of business, we may commence legal proceedings against certain companies, and we expect such litigation to be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

To license or otherwise monetize our patent assets, which may constitute a significant focus of our activities, we may be required to commence legal proceedings against certain companies, pursuant to which we may allege that such companies infringe on one or more of our patents. Our viability could be highly dependent on the outcome of this litigation, and there is a risk that we may be unable to achieve the results we desire from such litigation, which failure would harm our business to a great degree. In addition, the defendants in this litigation are likely to be much larger than us and have substantially more resources than we do, which could make our litigation efforts more difficult.

We anticipate that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, we may be forced to litigate against others to enforce or defend our intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which we are involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude our ability to derive licensing revenue from the patents. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact our business. Additionally, we anticipate that our legal fees and other expenses will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business.

We may seek to internally develop additional new inventions and intellectual property, which would take time and be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

Part of our additional new business may include the internal development of new inventions or intellectual property that we will seek to monetize. However, this aspect of our business would likely require significant capital and would take time to achieve. Such activities could also distract our management team from its present business initiatives, which could have a material and adverse effect on our business. There is also the risk that our initiatives in this regard would not yield any viable new inventions or technology, which would lead to a loss of our investments in time and resources in such activities.

In addition, even if we are able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, we would need to develop and maintain, and it would heavily rely upon, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property we may develop principally including the following:

●  patent applications we may file may not result in issued patents or may take longer than we expect to result in issued patents;

●  we may be subject to interference proceedings;

●  we may be subject to opposition proceedings in the U.S. or foreign countries;

●  any patents that are issued to us may not provide meaningful protection;

●  we may not be able to develop additional proprietary technologies that are patentable;

●   other companies may challenge patents issued to us;

●  other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;

●  other companies may design around technologies we have developed; and

●  enforcement of our patents would be complex, uncertain and very expensive.

            We cannot be certain that patents will be issued as a result of any future applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make our additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may license or otherwise monetize, our rights will depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss our business.

       Moreover, patent application delays could cause delays in recognizing revenue from our internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

New legislation, regulations or court rulings related to enforcing patents could harm our new line of business and operating results.

If Congress, the United States Patent and Trademark Office or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect our new business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect our ability to assert our patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The U.S. Patent Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act recently became effective. Accordingly, it is too early to tell what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

On February 27, 2013, US Representatives DeFazio and Chaffetz introduced HR845.  In general, the bill known as the SHIELD Act (“Saving High-tech Innovators from Egregious Legal Disputes”), seeks to assess legal fee liability to plaintiffs in patent infringement actions for defendants costs.  In the event that the bill becomes law, the potential obligation to pay the legal fees of defendants in patent disputes could have a material adverse effect on our business or financial condition.

On June 4, 2013, the Obama Administration issued executive actions and legislative recommendations. The legislative measures recommended by the Obama Administration include requiring patentees and patent applicants to disclose the “Real Party-in-Interest”, giving district courts more discretion to award attorney’s fees to the prevailing party, requiring public filing of demand letters such that they are accessible to the public, and protecting consumers against liability for a product being used off-the shelf and solely for its intended use.

The executive actions includes ordering the USPTO to make rules to require the disclosure of the Real Party-in-Interest by requiring patent applicants and owners to regularly update ownership information when they are involved in proceedings before the USPTO (e.g. specifying the “ultimate parent entity”) and requiring the USPTO to train its examiners to better scrutinize functional claims to prevent allowing overly broad claims.

It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which we conduct our business and negatively impact our business, prospects, financial condition and results of operations.

Our acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to our business plan, are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, we expect to incur significant operating expenses and will likely be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if we are able to acquire particular patent assets, there is no guarantee that we will generate sufficient revenue related to those patent assets to offset the acquisition costs. While we will seek to conduct confirmatory due diligence on the patent assets we are considering for acquisition, we may acquire patent assets from a seller who does not have proper title to those assets. In those cases, we may be required to spend significant resources to defend our interest in the patent assets and, if we are not successful, our acquisition may be invalid, in which case we could lose part or all of our investment in the assets.

We may also identify patent or other intellectual property assets that cost more than we are prepared to spend with our own capital resources. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results, and if we incur losses, the value of our securities will decline.

In addition, we may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies we acquire or develop will have value that we can monetize.

In certain acquisitions of patent assets, we may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage and could result in harm to our business.

We have limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where we can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, we might not compete effectively against other companies in the market for acquiring patent assets, many of whom have greater cash resources than we have. In addition, any failure to satisfy our debt repayment obligations may result in adverse consequences to our operating results.

Any failure to maintain or protect our  patent assets or other intellectual property rights could significantly impair our return on investment from such assets and harm our brand, our business and our operating results.

Our ability to operate our new additional line of business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of our acquired patent assets and other intellectual property. To protect our proprietary rights, we will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures we undertake to protect and maintain our assets will have any measure of success.

Following the acquisition of patent assets, we will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the United States Patent and Trademark Office. We may acquire patent assets, including patent applications, which require us to spend resources to prosecute the applications with the United States Patent and Trademark Office. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against us, and such assertions or prosecutions could materially and adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause us to incur significant costs and could divert resources away from our other activities.

    Despite our efforts to protect our intellectual property rights, any of the following or similar occurrences may reduce the value of our intellectual property:

    ●  our applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

    ●  issued trademarks, copyrights, or patents may not provide us with any competitive advantages when compared to potentially infringing other properties;

    ●  our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

    ●  our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we acquire and/or prosecute.

    Moreover, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. If we fail to maintain, defend or prosecute our patent assets properly, the value of those assets would be reduced or eliminated, and our business would be harmed.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could prolong our litigation and adversely affect our financial condition and operating results.

    Our new business plan depends significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on our assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to our business plan, and our failure to do so could cause material harm to our business.

If we are unable to adequately protect our intellectual property, we may not be able to compete effectively.

    Our ability to compete depends in part upon the strength of our proprietary rights that we will own as a result of acquisitions in our technologies, brands and content. We intend to rely on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and license agreements to establish and protect our intellectual property and proprietary rights. The efforts we take to protect our intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of our intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which our services are made available. There may be instances where we are not able to fully protect or utilize our intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our intellectual property and proprietary rights from unauthorized use, the value of our products may be reduced, which could negatively impact our new business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products. In addition, protecting our intellectual property and other proprietary rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be adversely affected.

Our financial resources are limited and we will need to raise additional capital in the future to continue our business.

    Our future capital requirements will depend on many factors.  We cannot ensure that additional funding will be available or, if it is available, that it can be obtained on terms and conditions we will deem acceptable.  Any additional funding derived from the sale of equity securities is likely to result in significant dilution to our existing stockholders.  These matters involve risks and uncertainties that may prevent us from raising additional capital or may cause the terms upon which we raise additional capital, if additional capital is available, to be less favorable to us than would otherwise be the case.  If we reach a point where we are unable to raise needed additional funds to continue as a going concern, we will be forced to cease our activities and dissolve the Company.  In such an event, we will need to satisfy various severances, lease termination and other dissolution-related obligations.

We have sustained losses in the past and we may sustain losses in the foreseeable future.

    We have incurred losses from operations in prior years, including 2012.  Our loss from continuing operations for the year ended December 31, 2012 was $2.9 million, and the net loss for the year ended December 31, 2012 was $3.9 million.  The company’s accumulated deficit was $35.3 million at December 31, 2012.  Our loss from continuing operations for the nine month period ended September 30, 2013 was $9.3 million and the Company’s accumulated deficit was $49.1 million at September 30, 2013.  We may not return to profitable operations.

We face evolving regulation of corporate governance and public disclosure that may result in additional expenses and continuing uncertainty.

    Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, SEC regulations and NASDAQ Stock Market LLC rules are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of these costs. For example, compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act has to date required the commitment of significant resources to document and test the adequacy of our internal control over financial reporting. Our assessment, testing and evaluation of the design and operating effectiveness of our internal control over financial reporting resulted in our conclusion that, as of December 31, 2012, our internal control over financial reporting was not effective, as a result of the reclassification from equity to liability of warrants issued between November 2009 and February 2012. Similarly, we concluded that our internal control over financial reporting was not effective as of September 30, 2013, due to the Company’s lack of segregation of duties, and difficulty in applying complex accounting principles, including fair value of derivatives, options and warrants as well as stock based compensation accounting . We can provide no assurance as to conclusions of management with respect to the effectiveness of our internal control over financial reporting in the future. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest the resources necessary to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, due to ambiguities related to practice or otherwise, regulatory authorities may initiate legal proceedings against us, which could be costly and time-consuming, and our reputation and business may be harmed.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We will also rely on trade secrets and contract law to protect some of our proprietary technology. We will enter into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Risks Related to Ownership of Our Common Stock.

The price of our common stock has been highly volatile due to several factors that will continue to affect the price of our stock.

Our common stock has traded as low as $5.85 and as high as $218.00 between January 1, 2011 and December 31, 2012 (on a split-adjusted basis). Some of the factors leading to this volatility include:

•	relatively small amounts of our stock trading on any given day;
•	fluctuations in our operating results;
•	announcements of technological innovations or new products that we or our competitors make;
•	developments with respect to patents or proprietary rights; and
•	recent economic downturn and market instability.

Our common stock may be delisted from The NASDAQ Capital Market if we fail to comply with continued listing standards.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “SPEX.”  If we fail to meet any of the continued listing standards of The NASDAQ Capital Market, our common stock could be delisted from The NASDAQ Capital Market.  These continued listing standards include specifically enumerated criteria, such as:

•	a $1.00 minimum closing bid price;
•	shareholders’ equity of $2.5 million;
•	500,000 shares of publicly-held common stock with a market value of at least $1 million;
•	300 round-lot stockholders; and
•	compliance with NASDAQ’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of NASDAQ’s discretionary authority.

       On April 20, 2012, we received a deficiency notice from NASDAQ regarding the bid price of our common stock. Following a 1 for 20 reverse stock split, on October 8, 2012, NASDAQ provided confirmation to us that we have regained compliance with Marketplace Rule 5550(a)(2) since the closing bid price of its common stock had traded at $1.00 per share or greater for at least ten (10) consecutive business days. This is the second time we employed a reversed stock split to avoid NASDAQ delisting.

On September 25, 2012, we received written notification from NASDAQ advising us that the minimum number of publicly held shares of our common stock had fallen below the minimum 500,000 shares required for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Rule 5550(a)(4). As a result of our November 2012 private placement transaction, we have been advised by NASDAQ that we have regained compliance with this requirement.

On December 31, 2012, our Total Shareholders Equity was $854,000, and was below the $2.5 million listing standard required by NASDAQ. In March 2013, we exchanged with certain investors the warrants issued in November 2012 for Series C Preferred Stock, effectively increasing total stockholders’ equity in the aggregate by approximately $2.7 million.

If we are delisted then our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board securities market, and then only if one or more registered broker-dealer makers comply with quotation requirements.  In addition, delisting of our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all.

We could fail in future financing efforts or be delisted from NASDAQ if we fail to receive shareholder approval when needed.

We are required under the NASDAQ rules to obtain shareholder approval for any issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding before the issuance of such securities sold at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by NASDAQ.  Funding of our operations in the future may require issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding, but we might not be successful in obtaining the required shareholder approval for such an issuance.  If we are unable to obtain financing due to shareholder approval difficulties, such failure may have a material adverse effect on our ability to continue operations.

Our shares of common stock are thinly traded and, as a result, stockholders may be unable to sell at or near ask prices, or at all, if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock has been “thinly-traded” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give stockholders any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

Dividends on our common stock are not likely.

 We do not anticipate paying cash dividends on our common stock in the foreseeable future.  Investors must look solely to appreciation in the market price of the shares of our common stock to obtain a return on their investment.

Because of the Rights Agreement and “Anti-Takeover” provisions in our Certificate of Incorporation and Bylaws, a third party may be discouraged from making a takeover offer that could be beneficial to our stockholders.

    Effective as of January 24 , 2013, we adopted a new shareholder rights plan. The effect of this rights plan and of certain provisions of our Certificate of Incorporation, By-Laws, and the anti-takeover provisions of the Delaware General Corporation Law, could delay or prevent a third party from acquiring us or replacing members of our Board of Directors, even if the acquisition or the replacements would be beneficial to our stockholders. These factors could also reduce the price that certain investors might be willing to pay for shares of the common stock and result in the market price being lower than it would be without these provisions.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

              Forward-looking statements in this prospectus, including without limitation, statements related to Spherix Incorporated’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) Spherix Incorporated’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of Spherix Incorporated; (ii) Spherix Incorporated’s plans and results of operations will be affected by Spherix Incorporated’s ability to manage growth and competition; and (iii) other risks and uncertainties indicated from time to time in Spherix Incorporated’s filings with the Securities and Exchange Commission.

              In some cases, you can identify forward-looking statements by terminology such as "may", "will" "should", "could", "expect", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We are under no duty to update any of the forward-looking statements after the date of this report.

              Factors that might affect our forward-looking statements include, among other things:

●	overall economic and business conditions;

●	the demand for our goods and services;

●	competitive factors in the industries in which we compete;
●	changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

●	the outcome of litigation and governmental proceedings;

●	interest rate fluctuations and other changes in borrowing costs;

●	other capital market conditions, including availability of funding sources; and

●	potential impairment of our indefinite-lived intangible assets and/or our long-lived assets.

USE OF PROCEEDS

The net proceeds from any disposition of the shares covered hereby would be received by the selling stockholders . We will not receive any of the proceeds from any such sale of the common stock offered by this prospectus.

SELLING STOCKHOLDERS

      We have prepared this prospectus to allow the selling stockholders , to sell, from time to time, up to 2,302,614 shares of our common stock.  All of the common stock offered by this prospectus may be offered by the selling stockholders for their own account. We will receive no proceeds from any such sale of these shares by the selling stockholders .

The Rockstar Transaction

On July 24, 2013, we closed on the acquisition of a group of patents in the mobile communication sector (the “Purchased Patents”) from Rockstar.  In consideration for the Purchased Patents, we paid certain consideration to Rockstar, including 176,991 shares of our common stock which are subject to a lock-up agreement, subject to certain leak-out provisions, which shall expire on the earlier of (i) six months from issuance and (ii) the date that our common stock achieves a trading volume of at least 50,000 shares per day and a closing price of at least $13 per share for a period of five consecutive days.  We have agreed to file a registration statement covering the resale of the shares issued to Rockstar with the SEC within thirty (30) days of the closing of the acquisition and to use our best efforts to cause such registration statement to be declared effective by the SEC within one hundred and twenty (120) days from closing.  Rockstar will also be entitled to receive a percentage of future profits after recovery of patent monetization costs and an initial priority return on investment to us.

The North South Transaction

In connection with our acquisition of North South on September 10, 2013, we issued 1,203,153 shares of our common stock and 1,379,685 shares of our Series D Convertible Preferred Stock, which is convertible into shares of common stock on a one-for-ten basis, to the former shareholders of North South.  We have agreed to register an aggregate of 725,063 shares of common stock and 1,400,560 shares of common stock underlying 140,056 shares of Series D Convertible Preferred Stock issued to the former shareholders of North South under this prospectus.

Selling stockholders Table

The following table sets forth information with respect to our common stock known to us to be beneficially owned by the selling stockholders as of November 14, 2013 . The selling stockholders, to our knowledge, have not had a material relationship with us during the three years immediately preceding the consummation of the acquisition.

			Common
	Beneficial Ownership of		Stock	Beneficial Ownership
	Common Stock Prior		Saleable	of Common Stock
	to the Offering (1)		Pursuant	After the Offering (1)
	Number of	Percent of	to This	Number of	Percent of
Name and Address of Selling Stockholder	Shares	Class (2)	Prospectus	Shares	Class (2)
Hudson Bay IP Opportunities Master Fund, LP (3)	5,678,436 (3)	9.99% (3)	667,236 (4)	5,011,200	9.99% (3)
Iroquois Master Fund Ltd. (5)	2,238,643 (5)	4.99% (5)	416,000 (6)	1,822,643	4.99% (5)
GRQ Consultants, Inc. Roth 401K FBO Barry Honig (7)	430,903 (7)	4.99% (7)	333,508 (8)	97,395	3.91%
Barry Honig (9)	4,427,165 (9)	4.99% (9)	333,497 (10)	3,760,160	4.99% (9)
Rockstar Consortium US LP (11)	176,991	7.14%	176,991	0	0
Alpha Capital Anstalt (12)	233,326 (12)	9.05%	101,326	132,000	5.12%
Robert S. Colman Trust UDT 3/13/85 (13)	78,014	3.15%	78,014	0	0
Jonathan Honig	59,453	2.40%	59,453	0	0
Sandor Capital Master Fund (14)	199,507 (14)	7.56%	39,007	160,500	6.08%
Cranshire Capital Master Fund Ltd (15)	35,426	1.43%	29,313	6,113	*
Empery Asset Master, Ltd (16)	37,276	1.53%	19,619	17,657	*
Stockwire Research Group (17)	19,389	*	19,338	51	*
JSL Kids Partners (18)	9,924	*	9,924	0	0
Nachum Stein (19)	19,388	*	9,695	0	0
American European Insurance Company (20)	9,693	*	9,693	0	0
Total			2,302,614

* represents less than 1%

(1)
Assumes that all of the shares held by the selling stockholder covered by this prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering. However, as the selling stockholder can offer all, some, or none of its common stock, no definitive estimate can be given as to the number of shares that the selling stockholder will ultimately offer or sell under this prospectus.

(2)	Calculated based on 2,478,515 shares of common stock outstanding as of November 15, 2013.

(3)
Represents (i) 120,800 shares of common stock, (ii) one share common stock convertible from one share of Series C Preferred Stock (iii) 5,479,510 shares of common stock convertible from 547,951 shares of Series D Preferred Stock, and (iv) 78,125 shares of common stock convertible from 78,125 shares of Series F Preferred Stock. The Series C Preferred Stock may not be converted and the holder may not receive shares of the Company’s common stock such that the number of shares of common stock held by them and their affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock. The restriction described above may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company. The Series D Preferred Stock is convertible into shares of common stock on a one-for-ten basis. The holder may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company but in no event the number of shares of common stock held by it and its affiliates after such conversion shall exceed 9.99%. The holder of Series F Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of then issued and outstanding common stock calculated immediately after giving effect to the issuance of shares of common stock upon such conversion.

Hudson Bay Capital Management LP, the investment manager of Hudson Bay IP Opportunities Master Fund L.P. (“Hudson Bay”), has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(4)	The number of shares being offered by Hudson Bay includes 120,796 shares of common stock and 546,440 shares of common stock underlying 54,644 shares of Series D Preferred Stock.

(5)
Represents (i) 167,274 shares of common stock; (ii) 6,759 shares of common stock issuable upon exercise of warrants; and (iii) 2,064,610 shares of common stock convertible from 206,461 shares of Series D Preferred Stock. The holder of Series D Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company but in no event the number of shares of common stock held by it and its affiliates after such conversion shall exceed 9.99%.

Iroquois Capital Management LLC (“Iroquois Capital”) is the investment manager of Iroquois Master Fund Ltd. (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange of 1934, as amended) of these securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(6)	The number of shares being offered by IMF includes 118,830 shares of common stock and 297,170 shares of common stock convertible from 29,717 shares of Series D Preferred Stock.

(7)
Represents 65,933 shares of common stock and 364,970 shares of common stock convertible from 36,497 shares of Series D Preferred Stock. The holder of Series D Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company but in no event the number of shares of common stock held by it and its affiliates after such conversion shall exceed 9.99%.
Barry Honig is the trustee of GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“GRQ Roth 401K”) and in such positions is deemed to hold voting and dispositive power over securities of the Company held by such entities.

(8)	The number of shares being offered by GRQ Roth 401K includes 65,928 shares of common stock and 267,580 shares of common stock convertible from 26,758 shares of Series D Preferred Stock.

(9)
Represents (i) 44,127 shares of common stock directly owned by Barry Honig, (ii) 65,933 shares of common stock held by GRQ Roth 401K; (iii) 3,735,530 shares of common stock convertible from 373,553 shares of Series D Preferred Stock; (iv) 78,125 shares of common stock convertible from 78,125 shares of Series F Preferred Stock; (v) 364,970 shares of common stock convertible from 36,497 shares of Series D Preferred Stock held by GRQ Roth 401K; (vi) 69,240 shares of common stock convertible from 6,924 shares of Series D Preferred Stock held by GRQ Consultants, Inc. 401K (“GRQ 401K”); (vii) 69,240 shares of common stock convertible from 6,924 shares of Series D Preferred Stock held by GRQ Consultants, Inc. Defined Benefit Plan (“GRQ DBP”).  The holder of Series D Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company but in no event the number of shares of common stock held by it and its affiliates after such conversion shall exceed 9.99%.  The holder of Series F Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of then issued and outstanding common stock calculated immediately after giving effect to the issuance of shares of common stock upon such conversion.

Barry Honig is the trustee of GRQ Roth 401K and GRQ 401K and the beneficiary of GRQ DBP and in such positions is deemed to hold voting and dispositive power over securities of the Company held by such entities.

(10)	The number of shares being offered by Barry Honig includes 44,127 shares of common stock and 289,370 shares of common stock convertible from 28,937 shares of Series D Preferred Stock.

(11)
Rockstar Consortium LLC is the General Partner of Rockstar Consortium US LP. John Veschi is the Chief Executive Officer of Rockstar Consortium US LP and may be deemed to hold voting and dispositive power over securities of the Company held by Rockstar Consortium US LP. Mr. Veschi disclaims beneficial ownership over any securities of the Company held by Rockstar Consortium US LP.

(12)
Represents 133,326 shares of common stock and 100,000 shares of common stock convertible from 100,000 shares of Series F Preferred Stock. The holder of Series F Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of then issued and outstanding common stock calculated immediately after giving effect to the issuance of shares of common stock upon such conversion. Konrad Ackermann may be deemed to hold voting and dispositive power over securities of the Company held by Alpha Capital Anstalt.

(13)	Robert S. Colman may be deemed to hold voting and dispositive power over securities of the Company held by Robert S. Colman Trust UDT 3/13/85.

(14)
Represents (1) 39,007 shares of common stock, (ii) 112,500 shares of common stock convertible from 11,250 shares of Series D Preferred Stock and (iii) 48,000 shares of common stock convertible from 48,000 shares of Series F Preferred Stock. The holder of Series D Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company but in no event the number of shares of common stock held by it and its affiliates after such conversion shall exceed 9.99%.  The holder of Series F Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of then issued and outstanding common stock calculated immediately after giving effect to the issuance of shares of common stock upon such conversion. John S. Lemak may be deemed to hold voting and dispositive power over securities of the Company held by Sandor Capital Master Fund.

(15)
Represents 29,313 shares of common stock and 6,113 shares of common stock issuable upon exercise of warrants. Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund.

(16)
Empery Asset Management LP, the authorized agent of Empery Asset Master, Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Empery Asset Management LP, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock, summarizes the material terms and provisions of the common stock and preferred stock and is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as amended, which may be further amended from time to time, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities.

        Our authorized capital stock consists of 50,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

Subject to the rights of the preferred stock, holders of common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available for the payment of dividends.  We presently intend to retain any earnings to fund the development of our business.  Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future.  Any future determination as to declaration and payment of dividends will be made at the discretion of our board of directors.

In the event of the liquidation, dissolution, or winding up of the Company, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders.  There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than fifty percent (50%) of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this prospectus.

All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of our common stock are not liable for further calls or assessments.

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our certificate of incorporation authorizes 5,000,000 shares of preferred stock.  Our board of directors is authorized, without further stockholder action, to establish various series of such preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares.  Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock.

One of the effects of the preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the management.

Series A Preferred Stock

Our board of directors has designated 500,000 shares of our preferred stock as Series A Participating Preferred Stock (“Series A Preferred Stock”).

On January 1, 2013, we adopted a stockholder rights plan in which rights to purchase shares of Series A Preferred Stock were distributed as a dividend at the rate of one right for each share of common stock.  The rights are designed to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of Spherix or to deprive our stockholders of their interest in the long-term value of Spherix.  These rights seek to achieve these goals by forcing a potential acquirer to negotiate with our board of directors (or go to court to try to force the Board of Directors to redeem the rights), because only the Board of Directors can redeem the rights and allow the potential acquirer to acquire our shares without suffering very significant dilution.  However, these rights also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock.

Each right entitles the registered holder to purchase one one-hundredth of a share (a “Unit”) of our Series A Preferred Stock.  Each Unit of Series A Preferred Stock will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock.  In the event of liquidation, the holders of the Units of Series A Preferred Stock will be entitled to an aggregate payment of 100 times the payment made per share of common stock.  Each Unit of Series A Preferred Stock will have 100 votes, voting together with the common stock.  Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Unit of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of common stock.  These rights are protected by customary anti-dilution provisions.

The rights will be exercisable only if a person or group acquires ten percent (10%) or more of our common stock (subject to certain exceptions stated in the plan) or announces a tender offer the consummation of which would result in ownership by a person or group of ten percent (10%) or more of our common stock.  Our board of directors may redeem the rights at a price of $.001 per right.  The rights will expire at the close of business on December 31, 2017 unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by the Company.

Series B Convertible Preferred Stock

In connection with an offering of securities, which we closed in October 2010, we created a Series B Convertible Preferred Stock.  All shares of Series B Convertible Preferred Stock issued in the offering have been converted to common stock except for one (1) outstanding share of Series B Convertible Preferred Stock.

The Series B Convertible Preferred Stock is convertible at the option of the holder at any time into shares of our common stock at a conversion ratio determined by dividing the stated value of the convertible preferred stock, or $1,000, by a conversion price of $250 per share.  The conversion price is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.  The conversion price may also be subject to adjustment if we issue rights, options or warrants to all holders of our common stock entitling them to subscribe for or purchase shares of our common stock at a price per share less than the daily volume weighted average price of our common stock, if we distribute evidences of our indebtedness or assets or rights or warrants to subscribe for or purchase any security to all holders of our common stock, or if we consummate a fundamental corporate transaction such as a merger or consolidation, sale or other disposition of all or substantially all of our assets, or an exchange or tender offer accepted by the holders of 50% or more of our outstanding common stock.  Subject to limited exceptions, a holder of shares of Series B Convertible Preferred Stock will not have the right to convert any portion of its Series B Convertible Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

The Series B Convertible Preferred Stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock.

Except as required by law, holders of our Series B Convertible Preferred Stock are generally not entitled to voting rights.

Series C Convertible Preferred Stock

                On March 6, 2013, the Company and certain  investors that participated in the November 2012 private placement transaction, entered into separate Warrant Exchange Agreements pursuant to which the investors exchanged common stock purchase warrants acquired in the private placement transaction for shares of our Series C Convertible Preferred Stock.  Each share of Series C Convertible Preferred Stock is convertible into one (1) share of common stock at the option of the holder.  The Series C Convertible Preferred Stock was established on March 5, 2013 by the filing in the State of Delaware of a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock.

                The exchanged Warrants were issued in November 2012 for an aggregate of 483,657 shares of common stock.  The warrants were exercisable through November 7, 2017 at an exercise price of $6.53 per share.

                Pursuant to the Warrant Exchange Agreements, the investors received in exchange for their warrants an aggregate of 229,337 shares of the Series C Convertible Preferred Stock, each of which is convertible into one (1) share of common stock.  This is the same number of shares of common stock that would have been  issued upon a “cashless exercise” of the exchanged warrants, as permitted by the terms of the warrants, based on the one-day volume weighted average price of our common stock on February 28, 2013 of $12.6439 as reported by Bloomberg.  We have agreed to register the shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock on the same basis as the shares of common stock issued in the November 2012 private placement transaction.   As of November 8, one share of Series C Convertible Preferred Stock was outstanding.

Series D Convertible Preferred Stock

       On April 2, 2013, we entered into the Merger Agreement with Nuta, North South and the shareholders of North South, as amended on August 30, 2013.   On September 10, 2013,  we consumated the Merger . At the closing of the Merger, an aggregate of 500 issued and outstanding shares of North South’s common stock were converted into the right to receive an aggregate of 1,203,153 shares of common stock and 500 shares of North South’s Series A Preferred Stock and 128 shares of North South’s Series B Preferred Stock issued and outstanding were converted into the right to receive an aggregate of 1,379,685 shares of our newly designated Series D Convertible Preferred Stock.

Each share of Series D Preferred Stock has a stated value of $0.0001 per share and is convertible into ten (10) shares of Common Stock. Upon the liquidation, dissolution or winding up of our business, each holder of Series D Preferred Stock shall be entitled to receive, for each share of Series D Preferred Stock held, a preferential amount in cash equal to the greater of (i) the Stated Value or (ii) the amount the holder would receive as a holder of the Company’s common stock on an “as converted” basis.  Each holder of Series D Preferred Stock shall be entitled to vote on all matters submitted to our shareholders and shall be entitled to such number of votes equal to the number of shares of common stock such shares of Series D Preferred are convertible into at such time, taking into account the beneficial ownership limitations set forth in the governing Certificate of Designation and the Conversion Limit limitations described below.  At no time may shares of Series D Preferred Stock be converted if such conversion would cause the holder to hold in excess of 4.99% of our issued and outstanding common stock, subject to an increase in such limitation up to 9.99% of the issued and outstanding common stock on 61 days’ written notice to us.  The Series D Preferred Stock is subject to adjustment in the event of stock dividends, splits and fundamental transactions.

Additionally, subject to the beneficial ownership limitations described above, holders of Series D Preferred Stock may not convert such shares in excess of the “Conversion Limit”.  The “Conversion Limit” is defined as that number of shares of common stock as shall equal 15% (the “Volume Percentage”) of the greater of (i) the trading volume of our common stock on such conversion date or (ii) the average trading volume of our common stock for ten trading days immediately prior to such conversion date.  If our common stock trades at a price of at least $12.00 per share on the conversion date, then the Volume Percentage for purposes of the foregoing calculation shall equal 20%.  Notwithstanding the foregoing, holders of the Series D Preferred Stock may convert such shares without regard to the aforementioned conversion limit if our common stock trades at a minimum price of $15.00 per share on the conversion date.

Series E Convertible Preferred Stock

Our Series E Preferred Stock was established on June 25, 2013.  Each share of Series E Preferred Stock is convertible, at the option of the holder at any time, into one (1) share of common stock and has a stated value of $0.0001.  Such conversion ratio is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.   We are prohibited from effecting the conversion of the Series E Preferred Stock to the extent that, as a result of such conversion, the holder will beneficially own more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series E Preferred Stock.  All outstanding shares of our Series E Preferred Stock were held by North South and retired in full on September 30, 2013.

Series F Convertible Preferred Stock

Our Series F Preferred Stock was established on November 1, 2013.  Each share of Series F Preferred Stock is convertible, at the option of the holder at any time, into one (1) share of common stock and has a stated value of $0.0001.  Such conversion ratio is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.   Each share of Series F Preferred Stock is entitled to one vote per share (subject to beneficial ownership limitation) and shall vote together with holders of our common Stock.  We are prohibited from effecting the conversion of the Series F Preferred Stock to the extent that, as a result of such conversion, the holder will beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series F Preferred Stock. On November 6, 2013, we sold an aggregate of 304,250 shares of Series F Preferred Stock and 48,438 shares of common stock to five accredited investors for gross proceeds to the Company of $2,235,000 pursuant to certain subscription agreements. As of November 8, 2013, 304,250 shares of Series F Preferred Stock were outstanding.

          In accordance with the requirement of NASDAQ, each share of Series F Preferred Stock shall be entitled to .91 times the vote attributable to shares of common stock.  The Company anticipates amending the Certificate of Designation, Rights and Preferences of the Series F Preferred Stock such that each share of Series F Preferred Stock shall be entitled to 91% of one vote, subject to the beneficial ownership limitations governing such shares.

Options

As of November 14, 2013, 2,005,500 options were issued under our 2013 Equity Incentive Plan and 6,663 options were issued under our previously adopted 1997 Plan.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, with an address at 110 Greene Street, Suite 403, New York, NY 10012.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “SPEX”.  We have not applied to list our common stock on any other exchange or quotation system.

Limitations on Directors’ Liability

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.

In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of the director’s fiduciary duty as a director.  The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:

●	any breach of his or her duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

●	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or
●	any transaction from which the director derived an improper personal benefit.

         This provision does not affect a director’s liability under the federal securities laws.

         To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or Delaware law against liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation and Delaware law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a person of three years following the date that such stockholder became an interested stockholder, unless:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;  or

●
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;  or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling us, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of its shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

●	a combination of any such methods of sale.

The aggregate proceeds to the selling stockholders from any sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We would not receive any of the proceeds from any such sale.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 promulgated under the Securities Act, provided that it meets the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

    The validity of the issuance of the securities offered hereby will be passed upon for us by Baxter, Baker, Sidle, Conn & Jones, P.A.

EXPERTS

    The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

    The audited  financial statements of North South Holdings, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Marcum LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

    This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC's rules, this prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC's public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”):
●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

●	our Quarterly Report on Form 10-Q filed on May 20, 2013;

●	our Quarterly Report on Form 10-Q filed on August 19, 2013;

●	our Quarterly Report on Form 10-Q filed on November 14, 2013;

●	our Current Report on Form 8-K filed on January 30, 2013;

●	our Current Report on Form 8-K filed on February 7, 2013;

●	our Current Report on Form 8-K filed on February 28, 2013;

●	our Current Report on Form 8-K/A filed on March 4, 2013;

●	our Current Report on Form 8-K filed on March 4, 2013;

●	our Current Report on Form 8-K filed on March 7, 2013;

●	our Current Report on Form 8-K filed on April 2, 2013;

●	our Current Report on Form 8-K filed on April 4, 2013;

●	our Current Report on Form 8-K filed on April 24, 2013;

●	our Current Report on Form 8-K/A filed on May 8, 2013;

●	our Current Report on Form 8-K filed on June 26, 2013;

●	our Current Report on Form 8-K filed on July 1, 2013

●	our Current Report on Form 8-K filed on July 3, 2013

●	our Current Report on Form 8-K filed on July 10, 2013;

●	our Current Report on Form 8-K filed on July 17, 2013;

●	our Current Report on Form 8-K filed on July 29, 2013;

●	our Current Report on Form 8-K filed on August 6, 2013;

●	our Current Report on Form 8-K filed on August 15, 2013;

●	our Current Report on Form 8-K filed on August 21, 2013;

●	our Current Report on Form 8-K filed on September 3, 2013;

●	our Current Report on Form 8-K filed on September 4, 2013;

●	our Current Report on Form 8-K filed on September 9, 2013;

●	our Current Report on Form 8-K filed on September 10, 2013;

●	our Current Report on Form 8-K filed on September 13, 2013;

●	our Current Report on Form 8-K filed on September 16, 2013;

●	our Current Report on Form 8-K filed on September 24, 2013;

●	our Current Report on Form 8-K/A filed on September 24, 2013;

●	our Current Report on Form 8-K/A filed on September 24, 2013;

●	our Current Report on Form 8-K filed on September 26, 2013;

●	our Current Report on Form 8-K/A filed on September 27, 2013;

●	our Current Report on Form 8-K filed on September 30, 2013;

●	our Current Report on Form 8-K/A filed on October 1, 2013;

●	our Current Report on Form 8-K filed on October 2, 2013;

●	our Current Report on Form 8-K/A filed on October 9, 2013;

●	our Current Report on Form 8-K filed on October 15, 2013;

●	our Current Report on Form 8-K/A filed on October 22, 2013;

●	our Current Report on Form 8-K/A filed on October 22, 2013;

●	our Current Report on Form 8-K filed on October 29, 2013;

●	our Current Report on Form 8-K/A filed on October 30, 2013;

●	our Current Report on Form 8-K filed on November 4, 2013;

●	our Current Report on Form 8-K filed on November 6, 2013;

●	our Current Report on Form 8-K filed on November 7, 2013;

●	our Current Report on Form 8-K filed on November 7, 2013;

●	our Preliminary Proxy Statement on Schedule 14A filed on April 5, 2013 and amended on May 8, 2013, July 11, 2013, July 31, 2013, and August 12, 2013;

●	our Definitive Proxy Statement on Schedule 14A filed on August 13, 2013;

●	our Preliminary Proxy Statement on Schedule 14A filed on October 15, 2013, November 4, 2013 and November 15, 2013; and

●	The description of our capital stock that is contained in our Registration Statement on Form 8-A, filed with the SEC on January 30, 2013.

The reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will update, supplement and supersede the information in this prospectus.  You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

Spherix Incorporated
7927 Jones Branch Drive, Suite 3125
Tysons Corner, VA 22102
Attn.: Chief Executive Officer
Tel: (703) 992-9260
www.spherix.com

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Spherix, Inc.  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$2,037.78
Transfer agent’s fees and expenses	$2,000	*
Legal fees and expenses	$15,000	*
Printing fees and expenses	$2,500	*
Accounting fees and expenses	$35,000	*
Miscellaneous fees and expenses	$1,000	*

Total	$57,537.78	*
* Estimated

Item 15. Indemnification of Officers and Directors

        Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Item 16.  Exhibits

    a)  Exhibits

3.1	Certificate of Incorporation and Bylaws of the Company (incorporated by reference to the Company’s Annual Proxy Statement for meeting held on May 15, 1992, as filed with the Commission)

3.2
Certificates of Amendment of the Company (incorporated by reference to the Company’s Proxy Statement for its May 1996, May 2000, May 2001, November 2011, and August 2012 annual meetings, as well as the Company’s Information Statement filed November 26, 2012 and the Company Current Report on Form 8-K filed December 17, 2012, all as filed with the Commission)

3.3	Certificate of Amendment filed November 28, 2011 (incorporated by reference to Form 8-K filed December 15, 2011)

3.4	Certificate of Amendment filed September 21, 2012 (incorporated by reference to Form 8-K filed September 21, 2012)

3.5	Certificate of Amendment filed December 17, 2012 (incorporated by reference to Form 8-K filed December 17, 2012)

3.6	Amended and Restated By-Laws of Spherix Incorporated (incorporated by reference to Form 8-K filed November 23, 2009)

4.1	Rights Agreement dated as of February 16, 2001, between Spherix Incorporated and American Stock Transfer and Trust Company (incorporated by reference to Form 8-K filed March 6, 2001)

4.2
First Amendment to Rights Agreement dated as of December 20, 2010, between Spherix Incorporated and American Stock Transfer and Trust Company (incorporated by reference to Form 8-K filed December 20, 2010)

4.3	Rights Agreement dated as of December 31, 2012, between Spherix Incorporated and Equity Stock Transfer, LLC (incorporated by reference to Form 8-K filed January 30, 2013)

4.4	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Form 8-K filed October 8, 2010)

4.5	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Form 8-K filed on March 7, 2013)

4.6	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (incorporated by reference to Form 8-K filed on April 4, 2013)

4.7	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (incorporated by reference to Form 8-K filed on June 26, 2013)

4.8	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock (incorporated by reference to Form 8-K filed on November 7, 2013)

5.1	Opinion of Baxter, Baker, Sidle, Conn & Jones, P.A. (incorporated by reference to Form S-3 filed on September 5, 2013)

23.1	Consent of Grant Thornton LLP

23.2	Consent of Baxter, Baker, Sidle, Conn & Jones, P.A. (included in Exhibit 5.1) (incorporated by reference to Form S-3 filed on September 5, 2013)

23.3	Consent of Marcum LLP

24.1	Power of Attorney (included on signature page of this Form S-3

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

B. Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons Corner, State of Virginia, on November 15, 2013.

SPHERIX INCORPORATED

By:	/s/ Anthony Hayes
Anthony Hayes
Director and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Michael Pollack
Michael Pollack Interim Chief Financial Officer (Interim Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Hayes  his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Anthony Hayes	Chief Executive Officer and	November 15, 2013
Anthony Hayes	Director (Principal Executive Officer )

/s/ Michael Pollack	Interim Chief Financial Officer	November 15, 2013
Michael Pollack	( Interim Principal Financial and Accounting Officer)

/s/ Douglas T. Brown	Director	November 15, 2013
Douglas T. Brown

/s/ Edward M. Karr	Director	November 15, 2013
Edward M. Karr

/s/ Harvey J. Kesner	Director	November 15, 2013
Harvey J. Kesner

/s/ Rober J. Vander Zanden	Chairman of the Board	November 15, 2013
Robert J. Vander Zanden

/s/ Alexander Poltorak	Director	November 15, 2013
Alexander Poltorak